Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces Second Quarter 2008 Results

And Earnings Conference Call

Irving, Texas – July 24, 2008 – Thomas Group, Inc. (NasdaqGM:TGIS), a leading operations and process improvement firm, today announced net loss of $1.9 million, or negative $0.17 per diluted share, for the second quarter of 2008 on revenues of $5.4 million, compared to net income of $1.9 million, or $0.17 per diluted share, on revenues of $14.0 million for the second quarter of 2007.  For the first half of 2008, net loss was $1.5 million, or negative $0.14 per diluted share, compared to the first half of 2007 net income of $3.7 million, or $0.33 per diluted share.

As we previously announced, we have recruited a new management team and reorganized to focus our marketing and delivery of services initially in 6 practice areas, representing Aerospace and Defense, Air Force, Army and Navy, Healthcare, Industrial, and Transportation and Logistics.  Along with the new practice lines, we are broadening the solutions and increasing our flexibility in the ways that we provide services to our clients. We are using these practice areas, along with new product offerings, to build a premier consulting organization that will provide strategic and operations advice to our clients and target markets.

Earle Steinberg, President and CEO, stated: “As we noted in our last earnings call, our focus in the second quarter 2008 was on surviving the loss of a significant part of our revenue.  Since the beginning of the year, we cut costs, reorganized our “go to market” strategy, recruited a new executive management team, and focused our efforts on generating new business in the short term while building a solid foundation for future growth.  While we made progress on all these fronts, we still have more work to do.  It will take time to rebuild the business and return to profitability.  Although there are no assurances that we can achieve this goal, we believe we are doing the right things to do so.  Your management team is committed to the future of the Thomas Group and is working very hard to build on the legacy of the last thirty years to create a strong process oriented consulting firm that will provide value to its clients for years to come.

Second Quarter 2008 Financial Performance

Revenue

Revenue for the second quarter of 2008 was $5.4 million, compared to $14.0 million in the second quarter of 2007.  Consulting revenue from US government clients, represented by our Air Force and Army and Navy practices, was $2.3 million, or 45% of revenue, in the second quarter of 2008, compared to $12.8 million, or 92% of revenue, in the second quarter of 2007.  Consulting revenue from commercial clients, represented by our Aerospace and Defense, Healthcare, Industrial, and Transportation and Logistics practices, was $2.6 million, or 46% of revenue, in the second quarter of 2008, compared to $1.0 million, or 7% of revenue, in the second quarter of 2007. Reimbursement of expenses was $0.5 million, or 9% of revenue in the second quarter of 2008, compared to $0.2 million, or 1% of revenue in the second quarter of 2007.

Revenue for the first half of 2008 was $17.8 million, compared to $28.9 million in second half of 2007.  Consulting revenue from US government clients was $11.4 million, or 64% of revenue, in the first half of 2008, compared to $26.1 million, or 91% of revenue, in the first half of 2007.  Consulting revenue from commercial clients was $5.5 million, or 31% of revenue, in the first half of 2008, compared to $2.4 million, or 8% of revenue, in the first half of 2007. Reimbursement of expenses was $0.9 million, or 5% of revenue in the first half of 2008, compared to $0.4 million, or 1% of revenue, in the first half of 2007.

Gross Margins

Gross profit margins for the second quarter of 2008 were 37%, compared to 51% for the second quarter of 2007. Gross profit margins for the first half of 2008 were 45%, compared to 50% for the first half of 2007. The drop in quarterly and year-to-date gross margins is related to the slowdown of our government programs in the first quarter of 2008 and to lower utilization rates of the Company’s Resultants in 2008, particularly in the second quarter.

Selling, General & Administrative (SG&A)

SG&A costs for the second quarter of 2008 were $5.0 million, compared to $4.3 million in the second quarter of 2007. The $0.7 million increase is primarily related to a $1.1 million increase in costs related primarily to individuals working on sales efforts, as compared to the prior year when a majority of these individuals were working on client projects, and $0.4 million in severance costs related to the reduction in our labor force  during the second quarter of 2008, offset by a $0.3 decrease in the use of outside consultants and outside professional services, $0.2 million collection of a receivable written off in the first quarter of 2008, and a $0.3 million decline in other costs due to a decrease in activity and the number of resultants as compared to prior year.

SG&A costs for the first half of 2008 were $10.5 million compared to $9.0 million in the first half of 2007.  The $1.5 million increase is primarily related to a $1.2 million increase in costs related primarily to individuals working on sales efforts, as compared to the prior year when a majority of these individuals were working on client projects, $0.5 million increase in stock based compensation, $0.4 million in severance costs related to the reduction in our labor force  during the second quarter of 2008, $0.2 increase in recruiting costs, and a $0.2 million increase in bad debt allowance, offset by a $0.6 million decrease in professional expenses related primarily to the review of our historical stock option practices in the first half of 2007, a $0.2 million decrease in consultants used related to the decrease in activity, and a $0.2 million decline in other costs due to a decrease in activity and the number of resultants as compared to prior year.

Working Capital and Cash Flow

Working capital decreased to $17.6 million at June 30, 2008 from $19.3 million at December 31, 2007, primarily due the collection of our outstanding accounts receivable balance at December 31, 2007.

For the first half of 2008, the net change in cash was a net increase of $2.4 million, compared to a net increase of $1.6 million for the first half of 2007. For the first half 2008, net cash provided by operating activities was $4.3 million, compared to $4.9 million for the first half of 2007. This decrease is due primarily to decrease in our accrued liabilities, resulting from the payment of our dividends outstanding at December 31, 2007, offset by the increased collection of our accounts receivable balance, as compared to prior year. For the first half 2008, net cash used for investing activities was $0.1million, consisting of computer and software purchases, compared to $0.8 million for the first half of 2007, consisting primarily of improvements to our training facility located inside the Irving, Texas office.  Cash used for financing activities for the first half of 2008 was $1.8 million related to the $1.2 million payment of dividends, the $0.4 million purchase of stock under our stock repurchase plan, and the $0.2 million net tax effect of stock issuances, compared to $2.5 million in the first six months of 2007, primarily consisting of $0.3 million for the net tax effect of stock issuances and $2.2 million for the payment of dividends.

Despite the loss this quarter, we continue to have a strong balance sheet and no long term debt. At the present time, we estimate that our working capital will be sufficient to fund our operations through this downturn.  We continue to assess this situation on an on-going basis. Despite the challenges we face, we continue to be enthusiastic about the future of the Thomas Group, and its prospects, including its return to profitability.

During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, which provides for the purchase of our common stock in support of our announced share repurchase program. After a waiting period, repurchases commenced on April 7, 2008. During the second quarter of 2008, 164,891 shares had been repurchased under the Rule 10b5-1 Plan at an average market price of $2.59 per share or $2.63 per share, including commissions and fees. We are continuing to purchase shares under this plan in the third quarter of 2008.

Business Development

As we previously announced, in the spring of 2007, we learned that the government was formally moving to combine our largest two U.S. Navy programs, which accounted for approximately 85% of our revenue in calendar year 2007, into one contracting vehicle using a competitive request for proposal. In January 2008, we learned that we and the team with which we were partnered were not awarded the new contract.   Given the loss of this contract,

we anticipate an operating loss until we are able to develop sufficient business to replace it. We have put in place a plan to return to profitability and growth, and as previously announced we have significantly cut expenses in order to minimize the loss and to make it easier to achieve profitability.  However,  in cutting expenses we tried to balance the need for reduced expenses with the need to be able to develop new product offerings as well as add new clients in the future as the result of our new business development efforts.

Earnings Conference Call

We would like to invite you to participate in a conference call with the senior management of Thomas Group, Inc. to discuss the earnings for second quarter 2008.

Thursday, July 24, 2008

10:00 a.m. CDT, 11:00 a.m. EDT

To participate in the Conference Call, please call 800-247-5110 from the U.S. or 334-323-7224 from outside the U.S. You will need to know the PASSCODE: 542459.

Although interactive participation in the call will be limited to investment professionals, any interested party may listen to a live broadcast of the call via the internet by logging on to:

http://www.investorcalendar.com/IC/CEPage.asp?ID=131721

Interested persons are encouraged to log on to the website approximately 15 minutes prior to the designated start time in case they need to download any software.  Webcast replay is available until July 24, 2009. Approximately one hour after the earnings conference call, a playback of the conference call will be available for thirty days. To listen to the call, U.S. callers may call 877-919-4059 and international callers may call 334-323-7226. The Conference Call Replay Pass Code is 17760445.  Playback options: press 1 to begin; 4 to rewind 30 seconds; 5 to pause; 6 to fast forward 30 seconds; 0 for instructions; 9 to exit.

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Contact:	Earle Steinberg, President and Chief Executive Officer
972.869.3400
esteinberg@thomasgroup.com
http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqGM:TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Detroit. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and the Company’s revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2007.  These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Consulting revenue before reimbursements	$4,882	$13,808	$16,922	$28,491
Reimbursements	496	150	894	373
Total revenue	5,378	13,958	17,816	28,864
Cost of sales before reimbursable expenses	2,901	6,731	8,948	13,929
Reimbursable expenses	496	150	894	373
Total cost of sales	3,397	6,881	9,842	14,302
Gross profit	1,981	7,077	7,974	14,562
Selling, general and administrative	4,996	4,313	10,527	8,974
Operating income	(3,015)	2,764	(2,553)	5,588
Interest income, net	82	142	201	246
Income from operations before income taxes	(2,933)	2,906	(2,352)	5,834
Income taxes	(1,040)	1,024	(824)	2,154
Net income	$(1,893)	$1,882	$(1,528)	$3,680

Earnings per share:
Basic:	$(0.17)	$0.17	$(0.14)	$0.34
Diluted:	$(0.17)	$0.17	$(0.14)	$0.33

Weighted average shares:
Basic	11,076	10,943	11,074	10,940
Diluted	11,076	11,134	11,074	11,179

Dividends declared per common share:	$0.00	$0.10	$0.00	$0.20

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
North America	$4,589	$13,926	$16,284	$28,832
Europe	789	32	1,532	32
Asia/Pacific	—	—	–	—
Total revenue	$5,378	$13,958	$17,816	$28,864

Selected Balance Sheet Data

(Unaudited)

	June 30, 2008	December 31, 2007
Cash	$14,431	$11,990
Trade accounts receivables	1,153	9,487
Total current assets	19,813	23,480
Total assets	22,139	25,939
Total current liabilities	2,192	4,157
Total liabilities	2,412	4,395
Total stockholders’ equity	19,727	21,544

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